Exhibit 10(r)

NON-INCENTIVE STOCK OPTION AGREEMENT

AGREEMENT made this {DAY} day of {MONTH} {YEAR} between HickoryTech Corporation, a Minnesota corporation, hereinafter called “HickoryTech”, and {FIRST & LAST NAME OF EMPLOYEE} hereinafter called “{LAST NAME OF EMPLOYEE}”.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.                                       Grant of Option.  HickoryTech grants to {LAST NAME} the right and option to purchase from it, on the following terms and conditions, all or any part of, {# of SHARES) shares of common stock of HickoryTech.  The purchase price shall be ${PURCHASE PRICE} per share, which is the fair market value of HickoryTech’s common stock on the date of this agreement.  This agreement and the options contained herein are subject to the provisions of the Plan.

2.                                       Time of Exercise of Options.  {LAST NAME} may elect to exercise the options at the times and for the number of shares indicated as follows:

Non-Incentive Stock Options

a)                                      After {MONTH, DAY, YEAR}, {LAST NAME} may purchase up to {# OF SHARES} shares;

b)                                     After {MONTH, DAY, YEAR}, {LAST NAME} may purchase up to an additional {# OF SHARES} shares; and

c)                                      After {MONTH, DAY, YEAR}, {LAST NAME} may purchase up to an additional {# OF SHARES} shares.

The right of {LAST NAME} to purchase shares pursuant to this Agreement shall terminate on {TERMINATION MONTH, DAY, YEAR}.

3.                                       Method of Exercise.  The options granted under this Agreement may be exercised from time to time, as provided above, by the payment of the purchase price for the shares which {LAST NAME} elects to purchase.  The purchase price shall be paid in full at the time of exercise.  The purchase price may be payable in cash, in shares of HickoryTech having a fair market value equal to the purchase price or a combination thereof.

4.                                       Termination of Options.  The options and all rights granted by the Agreement, to the extent those rights have not been exercised, will terminate and become null and void on {TERMINATION MONTH, DAY, YEAR} or sooner if {LAST NAME} ceases to be in the continuous employment of HickoryTech (whether by resignation, retirement, dismissal, or otherwise).  However, in the event of the termination of employment for any reason other than death, {LAST NAME} may exercise the options at any time within the three-month period following termination to the extent such options were exercisable by him on the date of termination of employment. If {LAST NAME} dies while employed by HickoryTech or within the three-month period following the termination of employment, the person or persons to whom his rights under the options shall pass, whether by will or by the applicable laws of descent and distribution, may exercise such options to the extent that {LAST NAME} was entitled to exercise them on the date of his death, for a period of six months following his death.

5.                                       Limitation Upon Transfer.  During the lifetime of {LAST NAME}, the options and all rights granted in this Agreement shall be exercisable only by {LAST NAME}, and except as paragraph 4 otherwise provides, the options and all rights granted under this Agreement shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such options or of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such options or such rights, such options and such rights shall immediately become null and void.

6.                                       Fundamental Change in HickoryTech.  In the event of a proposed Fundamental Change (as defined in the Plan) in HickoryTech, the options are subject to the rights of HickoryTech (as described in the Plan) to take certain actions regarding the options.

7.                                       Adjustments for Changes in Capitalization.  Appropriate adjustments shall be made in the number of shares and the purchase price to give effect to stock dividends, stock splits, stock combinations or other changes in the corporate structure of HickoryTech.

8.                                       Right as Shareholder.  Neither {LAST NAME} nor his executor, legal representative, or heirs, shall be or have any rights or privileges as a shareholder of HickoryTech in respect of the shares transferable upon exercise of the options granted under this Agreement, unless and until certificates representing such shares shall have been delivered to {LAST NAME}, his executor, legal representative, or heirs.

9.                                       Notices.  Any notice to be given under the terms of this Agreement shall be addressed to HickoryTech in care of its Vice President of Human Resources at 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248, and any notice to be given to {LAST NAME} shall be addressed to him/her at {HOME ADDRESS OF EMPLOYEE}, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be deemed duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed.

10.                                 Binding Effect.  This Agreement shall be binding upon the heirs, executors, legal representatives and successors of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed the day and year first above written.

HICKORYTECH CORPORATION

By:

{FIRST & LAST NAME OF EMPLOYEE}